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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE

                     UWINK HIRES NEW CHIEF FINANCIAL OFFICER

   PETER WILKNISS BRINGS OPERATIONAL AND CORPORATE FINANCE EXPERTISE TO UWINK

LOS ANGELES - September 15, 2005 - uWink, Inc. (OTC Bulletin Board: UWNK -
News), a digital entertainment company, announced today Peter Wilkniss as chief financial officer. Mr. Wilkniss combines legal acumen and regulatory experience with a comprehensive background in both private and public settings, as well as bringing operational and financial rigor to uWink.

Peter Wilkniss will work closely with Nolan Bushnell, founder and CEO, and John Kaufman, Restaurant Operations, to shape the company's strategic growth plans and restaurant infrastructure. He also will be responsible for managing the company's finances, and will be instrumental in financing growth and delivering financial results. Wilkniss will lead and support uWink's finance, accounting, and legal departments.

"Peter's depth of experience in and understanding of entrepreneurial technology companies as well as financial reporting in public company environments makes him the right candidate at absolutely the right time," said Nolan Bushnell, CEO of uWink.

 "uWink is experiencing incredible momentum," said Wilkniss. "The company's prospects, including strong validation of the uWink Media Bistro concept, makes this an exciting time to join the company. The opportunity to work with Nolan as he builds his newest venture was an experience I couldn't pass up. The company also is entering an important era of execution. My forte is assessing and refining business models, financing growth and building infrastructure for rapid development with a bottom line focus."

Mr. Wilkniss has over 12 years experience in operational and financial leadership in entrepreneurial technology-driven arenas. His areas of expertise include corporate finance and financial reporting, M&A, business development and strategic planning.

Mr. Wilkniss was formerly Managing Director and CFO for a subsidiary of Jefferies Group, Inc. (NYSE: JEF) and a corporate attorney at Wachtell, Lipton, Rosen & Katz. He has also held senior operational and financial roles in several early-stage technology and e-commerce companies.

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Mr. Wilkniss holds an MBA in Finance and Accounting from Columbia Business
School and a JD from Columbia Law School (with highest honors). He received his BA in Economics from the University of Virginia.

uWink, Inc. is a digital entertainment company based in Los Angeles, California that develops interactive entertainment for restaurants, bars, and mobile devices. Led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari (NasdaqNM: ATAR) and Chuck E. Cheese's (NYSE: CEC), uWink is currently building a new entertainment dining experience called uWink Media Bistro that leverages uWink's proprietary network and entertainment software. For more information visit: www.uwink.com.

                                      # # #
     CONTACTS:
     Alissa Bushnell                Nancy Nino
     Zimbida Public Relations       uWink, Inc.
     415-235-9532                   310-827-6900 x107
     alissa@zimbida.com             nancyn@uwink.com
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